Exhibit 10.7
NUCRYST PHARMACEUTICALS CORP.
DEFERRED SHARE UNIT PLAN
1.	Definitions
(a)	“Act” means the Income Tax Act (Canada).

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Common Shares” means the common shares of the Company.

(e)	“Committee” means the committee appointed by the Board to administer the DSU Plan.

(f)	“Company” means Nucryst Pharmaceuticals Corp.

(g)	“DSU Plan” means this Deferred Share Unit Plan, as may be amended from time to time.

(h)	“DSUs” means deferred share units granted pursuant to the DSU Plan as described herein.

(i)	“Effective Payout Date” means the date the Participant receives a payment in respect of the DSUs, on the terms set out in section 4.

(j)	“Exchange” means the NASDAQ National Market or, if the Common Shares are not then listed and posted for trading on the NASDAQ National Market, on such stock exchange or quotation system on which such shares are listed, posted for trading or quoted.

(k)	“Market Price” means the closing price of the Common Shares of the Company on the Exchange for the trading day immediately preceding (i) the date on which the granting of the DSU is approved by the Committee, or (ii) the Effective Payout Date, as applicable. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Market Price shall be determined in accordance with the provisions in section 409A of the Code.

(l)	“Participant(s)” means any individual to whom DSUs are granted pursuant to the terms of the DSU Plan.

(m)	“Termination Date” means, in the case of a director, the effective date of such person ceasing to be a director of the company for any reason whatsoever and, in the case of an officer or employee, the effective date of such person ceasing to be an officer or employee of the Company for any reason whatsoever.
2.	Administration and Granting

DSUs shall be granted and administered by the Committee. Any grant of DSUs shall be subject to the approval of the Board. Members of the Committee and the Board shall be eligible to receive a grant of DSUs as long as a member does not participate in any discussion or decision as to such grant.

3.	Value on Grant

Each DSU shall be attributed a value based on the Market Price on the date of grant. DSUs may be granted at attributed values greater than, equal to or lesser than the Market Price.
4.	Payout of DSUs
(a)	DSUs granted to an individual Participant shall be valued as at the Effective Payout Date for such Participant, with each DSU equal to the Market Price on the Effective Payout Date.

(b)	Payment of granted DSUs shall be made by the Company within a reasonable amount of time after the Termination Date, and shall be net of all tax and other required withholdings.

(c)	DSUs shall constitute a liability of the Company and shall only be payable in cash. For greater certainty, the granting of a DSU does not entitle the holder thereof to acquire or otherwise obtain any rights or interests whatsoever in any Common Shares (including the right to dividends) or other securities of the Company. Participants have no right or ability to exercise, receive or otherwise demand payment of the value of DSUs granted to them prior to the Effective Payout Date.

(d)	Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, a Participant under this section shall be paid (i) with respect to a non-U.S. Participant, on or before December 31 of the calendar year commencing immediately following the Termination Date of such Participant and (ii) with respect to a U.S. Participant, no later than a date within the same calendar year as the Termination Date of such Participant or, if later, on or before the 15th day of the third calendar month following the Termination Date of such Participant except as otherwise provided pursuant to section 4(f) of the Plan.

(e)	Notwithstanding any other provision of the Plan, no amount will be paid to, or in respect of, a Participant under this Plan or pursuant to any other arrangement, and no DSUs will be granted to such Participant as compensation for a downward fluctuation in value of the Common Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

(f)	Notwithstanding any other provision of the Plan, the payment of amounts otherwise payable hereunder may be delayed if such delay is necessary to avoid any excise tax payable by a Participant under Section 409A of the Code.
5.	General
(a)	DSUs granted to Participants are not transferable.

(b)	The Board may discontinue or amend the DSU Plan at any time; provided, however, that no such amendment may, without the written consent of a Participant, alter or impair any DSU previously granted to such Participant. Notwithstanding the foregoing, any amendment, suspension, or termination of the Plan shall be such that the Plan continuously satisfies the requirements of paragraph (d) of Regulation 6801 of the Act and section 409A of the Code or any successor provision thereto.

(c)	A grant of DSUs does not confer upon a Participant any right with respect to continuation of employment by the Company or any subsidiary, nor does it interfere in any way with his or her right or the Company’s right to terminate his or her employment at any time.